Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CORRECTION TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

APIMEDS PHARMACEUTICALS US, INC.

Apimeds Pharmaceuticals US, Inc. a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the corporation is Apimeds Pharmaceuticals US, Inc.

2.	That a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on December 1, 2025 (the “Certificate of Designation”), and that the Certificate of Designation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate of Designation is as follows: Section 2 is inaccurate due to a scrivener’s error in the number of shares of common stock designated as “Series A Convertible Preferred Stock”.

4.	Section 2 of the Certificate of Designation is hereby corrected to read in its entirety as follows:

“2. Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”) and the number of shares constituting such series shall be 7,477,017. The rights, preferences, powers, restrictions, and limitations of the Series A Convertible Preferred Stock shall be as set forth herein.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by the undersigned authorized officer this 10th day of December, 2025.

APIMEDS PHARMACEUTICALS US, INC.

By:	/s/ Vin Menon
Name:	Vin Menon
Title:	Chief Executive Officer